Exhibit 99.1

COMPANY CONTACTS:	MEDIA CONTACTS:
Spectranetics Corporation	Joele Frank, Wilkinson Brimmer Katcher
Guy Childs, Chief Financial Officer	Eric Brielmann/Matt Cuneo
(719) 633-8333	(212) 355-4449

INVESTOR CONTACTS:
Lippert/Heilshorn & Associates, Inc.
Don Markley or Bruce Voss
(310) 691-7100
dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS 15% REVENUE GROWTH IN FIRST QUARTER 2009
Conference Call Begins at 11:00 a.m. Eastern Time Today
COLORADO SPRINGS, Colo. (May 6, 2009) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the quarter ended March 31, 2009.
Revenue for the first quarter of 2009 was $27.3 million, up 15% compared with revenue of $23.8 million for the first quarter of 2008. On a constant currency basis, revenue increased 16% compared with the first quarter of last year. Vascular intervention revenue rose 11% to $15.3 million, lead management revenue increased 29% to $8.2 million, laser revenue declined 12% to $1.5 million, and service and other revenue increased 14% to $2.4 million, all compared with the first quarter of 2008. Vascular intervention sales include three product lines — atherectomy, which decreased 12%, crossing solutions, which increased 35%, and thrombectomy, which totaled $1.4 million of sales of QuickCat™ and ThromCat® products acquired from Kensey Nash Corporation (Nasdaq: KNSY) on May 31, 2008.
On a geographic basis, revenue in the United States was $23.5 million during the quarter ended March 31, 2009 and increased 11% from the prior year first quarter. International revenue totaled $3.8 million, which represented an increase of 47% from the first quarter of last year.
The worldwide installed base of lasers increased to 867 as of March 31, 2009 (683 in the United States), which included net laser placements of 17 units in the first quarter of 2009, compared with 24 net placements in the first quarter of 2008.
“Our first quarter results demonstrate the strength of our business and the increasing importance of product and geographical diversification. I am pleased that we experienced revenue growth in vascular intervention and lead management in the United States and internationally,” said Emile J. Geisenheimer, Chairman, President and Chief Executive Officer. “We are on track with our financial objectives and strategic initiatives for 2009 and look forward to continued progress driven by new product introductions and improving sales organization productivity later this year.”

The pre-tax loss for the first quarter of 2009 was $2.9 million, compared with a pre-tax loss of $685,000 for the first quarter of 2008. The pre-tax loss during the first quarter of 2009 includes legal and related costs of approximately $1.4 million associated with the federal investigation announced on September 4, 2008. Given the Company’s significant historical net operating losses that are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.
For the first quarter of 2009, Spectranetics reported a net loss of $2.8 million, or $0.09 per share, compared with a net loss of $405,000, or $0.01 per share, in the first quarter of 2008.
2009 Outlook
The Company continues to expect revenue growth during 2009 in both the vascular intervention and lead management business units. The year-over-year percentage growth rate in vascular intervention revenue is anticipated to be in the single digit range through at least the first half of 2009. Spectranetics is targeting increased vascular intervention revenue growth in the second half of 2009, which will depend primarily on new product introductions, most notably the next-generation TURBO-Booster®. Lead management revenue growth in 2009 on a year-over-year percentage basis is anticipated to be in the mid-teens, driven by continuing favorable market dynamics and our expanded sales organization. As the Company continues to focus on increasing revenue in existing accounts, net laser placements are anticipated to decline from 2008 levels.
Gross margin is expected to decrease during 2009 as compared with the 72% gross margin in 2008. The extent of the decrease depends primarily on product mix and the potential for unabsorbed manufacturing costs associated with reduced laser system unit volumes.
Costs associated with the federal investigation cannot be reliably estimated; therefore, specific guidance will not be provided in this area. Management expects to incur a pre-tax loss for the full year.
Spectranetics’ 2009 strategic initiatives are aimed at further enhancing the Company’s sales and marketing footprint, expanding its product offering, and improving sales productivity. In particular, the Company intends to:
•
Add up to 15 individuals to the U.S. field sales organization during 2009, increasing the total headcount in the field sales organization to nearly 130. Additionally, Spectranetics anticipates adding personnel to both vascular intervention and lead management marketing to support physician training, new product launches and other marketing programs;

During the quarter ended March 31, 2009, a total of nine individuals were hired into our U.S. field sales organization, which now totals 121 sales professionals, and includes 83 in vascular intervention and 38 in lead management;

•
Continue sales growth internationally by extending our geographic market reach from 34 countries currently to 40 by the end of 2009. Additionally, Spectranetics expects to add up to 10 individuals to the international sales and marketing organization, primarily to support the Company’s direct markets in Western Europe;

•	Increase investment in research and development to accelerate new product innovation in 2009 and beyond;

•	Focus on improving sales organization productivity, as measured by increasing sales per person and sales per account;
•
Further enhance compliance programs and resources, reflecting the Company’s commitment to high standards of regulatory compliance. Spectranetics incurred $0.6 million of costs in this area during the quarter ended March 31, 2009, which are included within selling, general and administrative expenses. Although the Company anticipated these costs would be front-end loaded, it is possible that these costs exceed the previously announced estimate of $1.0 million related to this initiative for the year ended December 31, 2009.

Conference Call
Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 96353495. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Spectranetics manufactures and markets the only Excimer Laser System approved in the United States, Canada, Europe and Japan for use in minimally invasive interventional procedures within the cardiovascular system. More than 800 Spectranetics laser systems are used in hospitals worldwide.
The Company’s Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.
The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.
For more information visit www.spectranetics.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include adverse results of the FDA and Immigration and Customs Enforcement investigation, adverse results of the securities litigation or the stockholder derivative litigation in which the Company or any of its officers or directors is a party, insufficient insurance coverage or the denial of insurance coverage related to legal costs or any settlement or judgment in connection with those proceedings, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital and has rendered our investments in auction rate securities illiquid, market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the

Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its headquarters and manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
In assessing the Company’s financial outlook, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; anticipated timing and costs associated with the relocation and consolidation of its headquarters and manufacturing operation, and other risk factors discussed in Spectranetics’ publicly filed documents.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenue	$27,303	$23,831
Cost of revenue	8,271	6,675

Gross profit	19,032	17,156
Gross margin %	70%	72%
Operating expenses:
Selling, general and administrative	18,765	15,190
Research, development and other technology	3,282	3,295

Total operating expenses	22,047	18,485

Operating loss	(3,015)	(1,329)
Other income, net	116	644

Loss before taxes	(2,899)	(685)
Income tax benefit	62	280

Net loss	$(2,837)	$(405)

Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(210)	162
Unrealized (loss) gain on investment securities	(17)	131

Comprehensive loss	$(3,064)	$(112)

Loss per common and common equivalent share — basic and diluted	$(0.09)	$(0.01)

Weighted average shares outstanding Basic and diluted	32,133	31,562

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	March 31,	December 31,
	2009	2008
Assets	(Unaudited)
Current assets
Cash, cash equivalents and investment securities	$18,403	$20,478
Restricted cash	738	1,350
Accounts receivable, net	16,438	15,555
Inventories	7,527	8,053
Deferred tax asset, current	888	888
Other current assets	2,455	2,034

Total current assets	46,449	48,358
Property, plant and equipment, net	33,733	32,345
Investment securities, non-current	15,370	15,570
Deferred tax asset, non-current	5,693	5,597
Goodwill	4,069	4,292
Other assets	878	934

Total assets	$106,192	$107,096

Liabilities and stockholders’ equity
Current liabilities	$16,853	$15,690
Non-current liabilities	445	422
Stockholders’ equity	88,894	90,984

Total liabilities and stockholders’ equity	$106,192	$107,096

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)
Financial Summary

	2008				2009
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
(000’s, except laser sales and installed base amounts)
Laser revenue:
Equipment sales	$674	$1,164	$1,408	$1,273	$352
Rental fees	985	1,044	1,015	1,074	1,108

Total laser revenue	1,659	2,208	2,423	2,347	1,460

Disposable products revenue:
Vascular intervention revenue	13,733	14,845	14,433	14,421	15,290
Lead management revenue	6,356	7,352	7,652	7,538	8,173

Total disposable products revenue	20,089	22,197	22,085	21,959	23,463

Service and other revenue	2,083	2,293	2,328	2,339	2,380

Total revenue	23,831	26,698	26,836	26,645	27,303

Pre-tax income (loss)	(685)	(3,456)	615	(1,135)	(2,899)

Cash flow generated by (used in) operating activities	(1,272)	1,988	2,742	(4,556)	(1,997)
Total cash and investment securities-current	34,024	25,219	26,815	20,478	18,403
Laser sales summary:
Laser sales from inventory	3	6	10	7	2
Laser sales from evaluation/rental units	1	2	1	1	0

Total laser sales	4	8	11	8	2

Worldwide Installed Base Summary:

Laser sales from inventory	3	6	10	7	2
Rental placements	27	32	23	20	22
Evaluation placements	0	4	5	8	10

Laser placements during quarter	30	42	38	35	34
Buy-backs/returns during quarter	(6)	(9)	(13)	(10)	(17)

Net laser placements during quarter	24	33	25	25	17
Total lasers placed at end of quarter	767	800	825	850	867
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